Exhibit 23
Consent of Independent Registered Public Accounting Firm

WashingtonFirst Bankshares, Inc.
Reston, Virginia
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-192926) of our report dated March 19, 2014, relating to the consolidated financial statements of WashingtonFirst Bankshares, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

BDO USA, LLP
Richmond, Virginia
March 19, 2014